Exhibit 99.1

NEWS RELEASE For Immediate Release August 8, 2006	Contact: Dave Spille Vice President, Investor Relations and Capital Markets (703) 744-1787
SUNRISE REPORTS PRELIMINARY SELECTED FINANCIAL AND OPERATING
DATA FOR SECOND-QUARTER
Revenue Under Management Increases 12 Percent to $538 Million
Same-Community Revenue Increases 7.2 Percent and Occupancy Increases an Additional 3 Percentage Points
Development Pipeline Produces 17 New Openings During First Half of 2006
Accounting Review — Restatement Range Narrowed
     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported preliminary selected financial and operating data for the quarter ended June 30, 2006, as well as provided an update on its accounting review. Sunrise will be able to provide complete consolidated financial information upon completion of its accounting review.
     “Our second quarter was another strong quarter for Sunrise. We continue to experience very solid internal growth, our construction and development pace is the strongest in the senior living sector and our acquisition pipeline continues to be robust,” said Paul Klaassen, chairman and CEO of Sunrise Senior Living. “We have been able to fund our accelerated development and acquisition programs as a result of our solid balance sheet, which is the strongest in our company’s history.”
Portfolio Growth
     During the second quarter of 2006, Sunrise’s revenue under management increased 12 percent to $538 million. Revenue under management includes revenues generated by Sunrise’s consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. Sunrise achieved this growth through occupancy and average daily rate increases, its sector leading development pipeline and additional acquisition activity. Sunrise opened nine new Sunrise-developed communities in the second-quarter for a total of 17 new openings in the first six months of 2006. Since the second quarter of 2005, Sunrise increased the number of its operating communities to 423 and its capacity to approximately 50,000 residents during a time when management contracts for 23 communities, with capacity for approximately 4,800 residents, were unexpectedly bought out by Five Star.
     Sunrise continues to receive contributions from each of its three primary business growth drivers: growth from existing operations, growth from new construction, and growth from acquisitions.
•	Growth from Existing Operations — Sunrise reported that it is achieving its goal to increase same-community revenue and average daily rates while limiting expense growth. During the second quarter of 2006, Sunrise grew same-community revenue by 7.2 percent, average daily rates by 4.5 percent, and occupancy by 3.3 percent, while holding its operating expense growth to 5.3 percent. These results were driven by the increasing demand for Sunrise’s senior living services.

•	Growth from New Construction — In the 2006 second-quarter, Sunrise began construction on eight new Sunrise-developed communities, six in North America and two in Europe. Sunrise now has 45 communities under construction, with capacity for over 6,000 residents. This represents 18 percent growth over the 38 communities under construction at the end of the 2005 second-quarter. Sunrise has identified an additional 250 locations in its current markets where it would like to develop senior living communities and has begun to hire additional development officers to accelerate its development pace in light of positive industry fundamentals and the demand for Sunrise’s services.
•	Sunrise’s development capacity has benefited from the May 2005 acquisition of Greystone. Through Greystone and its growing number of not-for-profit clients, Sunrise has become one of the nation’s premier developers of continuing care retirement communities (CCRCs). Sunrise has been able to accelerate Greystone’s growth through additional financial resources and its deep and wide geographical presence in the major U.S. metropolitan markets.
•	Acquisitions — Growth in Management Fees — Sunrise recently announced its intent to acquire the operating assets of two senior living companies. These two acquisitions are expected to be accretive to Sunrise’s 2007 EPS results. Details of these acquisitions are listed below.
•	In June 2006, Sunrise announced it had signed an agreement with a venture partner to acquire management of, and a 25 percent ownership interest in, six Aston Gardens’ communities. These six large senior living communities have annual revenues in excess of $65 million, capacity for approximately 2,300 residents and are 100 percent private pay.

•	In July 2006, Sunrise acquired the operating assets of three San Francisco Bay Area CCRCs. Sunrise acquired long-term management of the three CCRCs, and ownership of one of the communities. The remaining two communities are condominiums owned by the residents. The three communities have annual revenues of approximately $10 million, capacity for more than 200 residents and are 100 percent private pay.
•	Hospice Acquisition — Growth in Care Provided —On August 2, 2006, Sunrise announced it had signed an agreement to acquire Trinity Hospice, the eighth largest hospice provider in the United States with expected revenue of $60 million in 2006. Through this acquisition, Sunrise enters the fast-growing hospice field, which grew at a 26 percent compounded annual growth rate between 2000 and 2004 and is expected to grow to over $10 billion in 2006.

Sunrise has been interested in entering the hospice sector for some time and has been seeking the right platform with a strong management team, both of which Trinity provides in this acquisition. Although Trinity is a regional company today, Sunrise’s strategy over the next several years is expected to include expansion of Trinity’s operations into markets where Sunrise already has a significant number of communities. Combining Trinity’s hospice expertise with Sunrise’s national presence in all of the largest U.S. major metropolitan markets provides Sunrise with another growth engine and an important service it can provide within its communities and surrounding neighborhoods.
     “Strong occupancy levels, complemented by increasing average daily rates and controlled increases in operating expenses continue to be a strong driver of growth for Sunrise and our capital partners,” said Thomas Newell, president of Sunrise Senior Living. “We have 45 communities under construction and a solid backlog of development projects in the U.S., Canada, U.K. and Germany, and are focused on increasing our development pace at this time of solid industry fundamentals.”

Accounting Review Update
     Sunrise is completing its review of the accounting treatment related to ventures that contain partner preferences and the timing of sale accounting and recognition of income from prior sales of real estate. Since its last update provided on July 31, 2006, Sunrise has been able to narrow the range of the estimated impact to net income from the restatement. The cumulative impact of the restatement is currently expected to reduce net income for all periods impacted, including 1999 through 2005, by an estimated $65 million to $100 million.
     Sunrise reiterated that the restatement does not affect the cumulative amount of profits and losses it generates from its venture partnerships or sales of real estate, but rather the timing of the income it recognizes. Sunrise expects the substantial majority of the reduction in net income for the periods 2003 through 2005 will be recaptured in the form of additional net income in 2006 and 2007. The restatement will not have any impact on Sunrise’s cash flow or the operations of its communities.
Outlook
     Excluding the impact of the accounting restatement, Sunrise’s business has performed in line with expectations through the first half of the year. The Company continues to experience strong occupancy, increasing average daily rates, the benefits of the industry leading development pipeline and robust acquisition opportunities.
     Sunrise anticipates that its prior earnings guidance for the period 2006 through 2007 will be increased due to the expected recapture in those years of the substantial majority of the expected reductions in prior period income from the accounting adjustments. Sunrise will provide updated earnings guidance for 2006 and 2007 when it has filed its restated financial statements.
Conference Call Information
     Sunrise will host a conference call today (Tuesday, August 8, 2006) at 10:00 a.m. ET to discuss the Company’s preliminary selected financial and operating data. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president, Tiffany Tomasso, chief operating officer and Brad Rush, chief financial officer, will host the call. The call-in number is (800) 967-7185 or (719) 457-2634 (no password required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (888) 203-1112 or (719) 457-0820 (pass code: 4264917). The rebroadcast will be available through August 15, 2006. In addition, a recording of the call and a copy of this press release will be available on the Company’s Web site in the Investor Relations section.
About Sunrise
     Sunrise Senior Living, a McLean, Va. based company, employs approximately 40,000 people. As of June 30, 2006, Sunrise operated 423 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for approximately 50,000 residents. Sunrise also had 45 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements
     The preliminary financial data and estimates of future earnings included in this press release are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, its ability to successfully complete the Trinity transaction (and the other recently announced transactions) and integrate them into the Company’s operations, completion of Sunrise’s accounting review and finalization of the restatement of its financial statements, the actual performance of the Company’s other recent acquisitions, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Sunrise Senior Living, Inc.
Supplemental Information
As of June 30, 2006
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q2 06	Q2 05	Q2 06	Q2 05
Community Data(1)
Communities managed for third-party owners	191	210	23,948	28,465
Communities in ventures	171	132	17,815	11,724
Communities consolidated	61	60	7,974	7,903
Total communities operated(2)	423	402	49,737	48,092

Percentage of Total Operating Portfolio
Assisted Living			69%	70%
Independent Living			23%	21%
Skilled Nursing			8%	9%
Total			100%	100%

Selected Operating Results

Same-Community Owned Portfolio Operating Results(3)		Q2 06	Q2 05	% Change

Number of communities		175	175	—
Resident capacity		18,027	18,027	—
Revenue		$222.7	$207.7	7.2%
Facility operating expense (4)		$144.1	$136.8	5.3%
Occupancy		93.8%	90.8%	3.3%
Average daily rate (5)		$141.41	$135.38	4.5%

Selected Total Portfolio Operating Results(6)		Q2 06	Q2 05

Total revenue of communities under management		$538.0	$482.2

Number of Development Communities to be Opened (Resident Capacity)
	Q3 06	Q4 06	Q1 07	Q2 07

Consolidated communities(7)	1(91)	2(189)	2(172)	—
Venture communities	1(100)	4(415)	5(384)	5(511)
Managed communities	1(72)	—	—	—

Notes

(1)	Community data does not reflect any potential change in categories for communities impacted by the accounting review.

(2)	During the second quarter of 2006, Sunrise opened nine communities and assumed management of three communities. There were also 12 management contracts terminated in the second quarter.

(3)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the second quarter of 2006 and 2005. This includes consolidated and venture communities.

(4)	Facility operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(5)	Average daily rate excludes community fees.

(6)	Includes revenue for all communities operated by Sunrise.

(7)	Communities are expected to be acquired by a third party or venture prior to opening.